Exhibit 99.1

FOR IMMEDIATE RELEASE

SP Plus Corporation Hires Vance C. Johnston For CFO Role;

G Marc Baumann to Become President and COO

Effective Upon Completion of 2013 SEC Filings

February 28, 2014 (CHICAGO) — SP Plus Corporation [Nasdaq: SP], a leading provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, announced that Vance C. Johnston will join the Company on March 3, 2014 as Executive Vice President of Finance.  Effective on the first business day following the Company’s filing of its annual report on Form 10-K for 2013 with the SEC in mid-March, Mr. Johnston will assume the positions of Executive Vice President, Chief Financial Officer and Treasurer.

Upon Mr. Johnston’s assumption of his duties as CFO, G Marc Baumann, who currently serves as Chief Financial Officer, Treasurer and President of Urban Operations, will become President and Chief Operating Officer of the Company.  James A. Wilhelm, the Company’s current President and Chief Executive Officer, will continue in his role as CEO.  Mr. Johnston and Mr. Baumann will then both report to Mr. Wilhelm.

Mr. Wilhelm stated, “We’re delighted that Vance will be joining our team. The breadth and depth of his previous experience make him a wonderful fit for our CFO role. This is an important step in completing our planned transition for Marc Baumann from the financial to the operating side of our business.  At the same time, we’re confident that Vance’s perspective and expertise will add important insight and guidance as we focus on continuing business growth.”

Mr. Johnston most recently served as Chief Financial Officer and Senior Vice President of Furniture Brands International, Inc.  Prior to Furniture Brands, he was Chief Financial Officer for Miami Jewish Health Systems and Vice President, Corporate Strategy at Royal Caribbean Cruises, Ltd.  Mr. Johnston has also held various positions in strategy, finance and operations at OfficeMax and Burger King.  He began his career at KPMG and is a Certified Public Accountant. Mr. Johnston holds an MBA degree from the University of Chicago’s Booth School of Management.

About SP+

SP+ provides professional parking, ground transportation, facility maintenance, security and event logistics services to property owners and managers in all markets of the real estate industry. We are operations specialists who link innovation with exceptional market-based expertise delivered through nine operating divisions, each of which focuses exclusively on a single market. SP+ has more than 23,000 employees.

Our Standard Parking and Central Parking brands operate more than 4,200 parking facilities with over 2.1 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 75 airports. USA Parking System, a wholly-owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor.

SP+ operates a bus fleet that transports more than 34 million passengers annually, provides facility maintenance services in dozens of U.S. cities, and offers licensed security services in six states and select Canadian provinces. We also provide a wide range of event logistics services, both for individual special events — such as the Olympic Games, the Super Bowl and the NCAA Final Four — and on a year-round basis for large event venues such as Dodger Stadium in LA and MetLife Stadium in New Jersey.

Visit us at www.spplus.com .

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CONTACT:

Michael K. Wolf

Executive Vice President and CAO

(312) 274-2070

mwolf@spplus.com